Exhibit 99.2

SouthernFirst

THIRD QUARTER RESULTS 2021

October 26, 2021

FORWARD-LOOKING STATEMENTS

During the course of this presentation, management may make projections and forward-looking statements regarding events or the future financial performance of Southern First Bancshares, Inc. We wish to caution you that these forward-looking statements involve certain risks and uncertainties, including a variety of factors (including a downturn in the economy, greater than expected non-interest expenses, increased competition, fluctuations in interest rates, regulatory actions, excessive loan losses and other factors) that may cause Southern First's actual results to differ materially from the anticipated results expressed or implied in these forward-looking statements. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. Investors are cautioned not to place undue reliance on these forward-looking statements and are advised to review the risk factors that may affect Southern First's operating results in documents filed by Southern First Bancshares, Inc. with the Securities and Exchange Commission, including the annual report on Form 10-K and other required filings. Southern First assumes no duty to update the forward-looking statements made in this presentation.

CORPORATE PROFILE


Greensboro
Raleigh
Charlotte
NORTH CAROLINA
SOUTH CAROLINA
Greenville
Columbia
Summerville
Charleston
Atlanta
GEORGIA

<u>Southern First Markets:</u>

Greenville, SC	2000
Columbia, SC	2007
Charleston, SC	2012
Raleigh, NC	2016
Atlanta, GA	2017
Summerville, SC	2018
Greensboro, NC	2018
Charlotte, NC	2021

QUARTERLY HIGHLIGHTS

Significant loan and deposit growth

- $135 million in loan growth for Q3
  - 6.0% growth linked quarter / 14.9% growth from Q3 2020
- 147 million in core deposit growth for Q3
  - 6.6% growth linked quarter / 17.7% growth from Q3 2020

Record earnings

- $14.0 net income - $1.75 EPS for Q3
  - Growth in net interest income
  - Loan loss reversal of $6 million – 1.51% ALLL ratio
  - Solid contribution from mortgage

LOANS & DEPOSITS



Total Loans
Thousands
$2,500
$2,450
$2,400
$2,350
$2,300
$2,250
$2,200
$2,150
$2,100
$2,050
$2,000
$1,950
$2.1 B
$2.1 B
$2.2 B
$2.3 B
$2.4 B
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021



Total Deposits
Thousands
$2,500
$2,450
$2,400
$2,350
$2,300
$2,250
$2,200
$2,150
$2,100
$2,050
$2,000
$1,950
$2.2 B
$2.1 B
$2.3 B
$2.3 B
$2.4 B
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021

*Total loans excludes mortgage loans held for sale.

TANGIBLE BOOK VALUE PER SHARE


18.75% increase Q3 2020 – Q3 2021
$28.27
$29.37
$30.58
$31.86
$33.57
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021

CAPITAL RATIOS

Holding Company Capital Ratios: (1)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Total risk-based capital ratio	**14.88%**	14.98%	14.82%	14.38%	14.15%
Tier 1 risk-based capital ratio	**12.59%**	12.63%	12.43%	11.97%	11.72%
Leverage ratio	**10.20%**	10.27%	10.12%	9.70%	9.47%
Common equity tier 1 ratio (2)	**12.00%**	12.00%	11.79%	11.32%	11.06%
Tangible common equity (3)	**9.54%**	9.50%	9.28%	9.20%	8.82%

(1) September 30, 2021 ratios are preliminary.
(2) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(3) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

SouthernFirst